Exhibit 99.1

Viking Therapeutics Announces $4.3 Million Registered Direct Offering

SAN DIEGO, CA – June 14, 2017 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced it has entered into a securities purchase agreement with certain accredited investors to purchase approximately $4.3 million of its common stock in a registered direct offering.

Under the terms of the purchase agreement Viking has agreed to sell approximately 3.7 million shares of its common stock.  In a concurrent private placement, Viking has agreed to issue warrants to purchase up to approximately 2.8 million shares of its common stock. The warrants will be exercisable six months following the date of issuance, will expire on the fifth anniversary of the initial exercise date and have an exercise price of $1.30 per share.  The combined purchase price for one registered share of common stock and one unregistered warrant to purchase 0.75 of an unregistered share of common stock will be $1.15.  The gross proceeds to Viking from the registered direct offering and concurrent private placement are estimated to be approximately $4.3 million before deducting the placement agents’ fees and other estimated offering expenses. The registered direct offering and concurrent private placement are expected to close on or about June 19, 2017, subject to the satisfaction of customary closing conditions.

Maxim Group LLC and Roth Capital Partners are acting as placement agents for the offering.

The sale of shares of common stock described above is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-212134), previously filed with the Securities and Exchange Commission (the “SEC”) on June 20, 2016, as amended by Amendment No. 1 thereto, previously filed with the SEC on July 26, 2016, and declared effective on July 26, 2016. Such shares of common stock are being offered only by means of a prospectus. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the registered direct offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained at the SEC's website at www.sec.gov or by contacting Maxim Group LLC at 405 Lexington Avenue, 2nd Floor, New York, New York 10174, or by telephone at 212-895-3745; or by contacting Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660, by telephone at 800-678-9147 or by email to: rothecm@roth.com.

The unregistered warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

Viking cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These statements are based on Viking’s current beliefs and expectations. These forward-looking statements include statements regarding Viking’s expectations on the timing and completion of the financing and the anticipated proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Viking that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the financing and other risks and uncertainties inherent in Viking’s business, including those described in Viking’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  There may be events in the future that Viking is unable to predict, or over which it has no control, and Viking’s business, financial condition, results of operations and prospects may change in the future. Viking assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made, except as required by applicable law.  All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Viking Therapeutics, Inc.

Greg Zante, VP of Finance and Operations

858-704-4660

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com